Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby (i) agree to the joint filing with all other Reporting Persons (as such term is defined in the statement on Schedule 13D described below) of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.001 per share, of GigPeak, Inc. and (ii) agree that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

February 21, 2017

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Gregory L. Waters
Name:	Gregory L. Waters
Its:	President and Chief Executive Officer

GLIDER MERGER SUB, INC.

By:	/s/ Gregory L. Waters
Name:	Gregory L. Waters
Its:	President and Chief Executive Officer